Exhibit 10



                                          SUPPORT AGREEMENT dated as of
                                          September 20, 2004 (this "Agreement"),
                                          between FORD MOTOR CREDIT COMPANY, a
                                          Delaware corporation ("Ford Credit")
                                          and FCE BANK PLC, a corporation
                                          organized under the laws of England
                                          ("FCE Bank")


Ford Credit is an indirect wholly owned subsidiary of Ford Motor Company ("Ford"). Ford Credit International, Inc. ("FCII") a wholly owned subsidiary of Ford Credit, owns a 100% ownership interest in FCE Bank. FCE Bank's primary business is to support the sale of Ford vehicles in Europe through the Ford dealer network. In order to facilitate FCE Bank's continued support of Ford's sales in Europe, Ford Credit and FCE Bank agree as follows:

1. The terms of this Agreement will commence on the date of this Agreement, and will supersede the terms of the agreement of the same title executed by the parties on August 13, 2002.

2. Ford Credit shall, at all times during the term of this Agreement, maintain, either directly or indirectly through one or more subsidiaries, a control interest of not less than 75% of the capital of FCE Bank.

3(a). Upon demand of FCE Bank, Ford Credit shall make a payment contribution, to the extent required, to FCE Bank for each quarterly accounting period during the term of this Agreement in an amount sufficient to cause the net worth (paid-in capital plus retained earnings) of FCE Bank for such calendar quarter, as shown on the financial statements on a U.S. basis (prepared in accordance with U.S. generally accepted accounting principles) of FCE Bank for such quarter, to be not less than US$500 million. Such payment contribution, if required, will be made not later than 30 days after the end of such quarterly accounting period. If final financial results of FCE Bank are not available at the time that a determination is to be made whether a payment is due by Ford Credit for a given calendar quarter, such determination may be based on the latest available forecast of results of FCE Bank for such period.

3(b). In the event that Ford Credit shall have made a contribution to FCE Bank under paragraph 3(a) with respect to any quarterly accounting period of, and FCE Bank thereafter shall have, at the end of the calendar year in which the contribution has been made, a net worth in excess of US$500 million after giving effect to any dividends paid by FCE Bank to its shareholders during or at the end of such year, then FCE Bank shall, upon demand of Ford Credit, make a repayment to Ford Credit equal to the lesser of (i) such excess or (ii) the aggregate of any contribution made by Ford Credit to FCE Bank under paragraph 3(a) during such year.

4. In consideration of Ford Credit agreeing to maintain a control interest under paragraph 2 and make contributions under paragraph 3, during the term of this Agreement FCE Bank shall make (or shall procure the making of) wholesale inventory and retail financing accommodations generally available to dealers in vehicles manufactured or sold by Ford and other manufacturers and to their customers in the United Kingdom and all other locations that FCE Bank considers appropriate from time to time.

5. All determinations hereunder shall be made in accordance with U.S. generally accepted accounting principles.

6. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all prior agreements between the parties hereto with respect to the subject matter hereof.

7. This Agreement shall be governed by and construed under the laws of England.


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8. The terms of this Agreement shall not be waived, altered, modified, amended, or supplemented in any manner whatsoever except by a written instrument signed by each of the parties hereto, provided, however, that Ford Credit unilaterally, may orally waive any obligation of FCE Bank to make a repayment under paragraph 3(b) hereof.

9. No person shall have any right by virtue of the Contracts (Rights of Third Parties) Act 1999 to enforce any term (express or implied) of this Agreement.

10. This Agreement will terminate on January 31, 2010 (the "Termination Date"); provided, however, that immediately on February 1, 2005, the Termination Date will be extended automatically to January 31, 2011 unless either party has given notice of termination as described below. Thereafter, immediately on February 1 of each year, the Termination Date will be extended automatically for an additional one-year period ending on January 31 of the following year unless either party has previously given notice of termination as described below.

If a party to this Agreement wishes to prevent automatic extension of the Termination Date on February 1 of a given year, that party must give notice of termination to the other party no later than January 1 of such year, in which case this Agreement will terminate as of the Termination Date set on the last preceding extension date. In the absence of such notice, extension of the Termination Date will occur as described above.

For the purposes of this paragraph 10, reference to a Termination Date or any date on which a period ends shall be interpreted as reference to the end of such day and reference to the extension of the agreement on any date shall be interpreted as reference to the beginning of such day.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first above written.





                         (              FORD MOTOR CREDIT COMPANY
                         (              acting by:
                                        /s/ David P. Cosper
                                        ----------------------------------------
                                        Dave Cosper

                                        Vice Chairman & Chief Financial Officer
                                        Ford Motor Credit Company




                         (              FCE BANK PLC
                         (              acting by:
                                        /s/ David Kimball
                                        ----------------------------------------
                                        Treasurer
                                        FCE Bank PLC





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